Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

June 24, 2022

Board of Trustees, Managed Portfolio Series 615 East Michigan Street
Milwaukee, Wisconsin 53202

Board of Trustees, Advisors Preferred Trust 1445 Research Boulevard, Suite 530
Rockville, Maryland 20850

Re:
Agreement and Plan of Reorganization (“Agreement”) adopted as of the 5th day of April, 2022 by and by and among (i) Advisors Preferred Trust, an open- end registered investment company ("TARGET ENTITY"), on behalf of two of its series portfolios, the Kensington Managed Income Fund and the Kensington Dynamic Growth Fund (each, a "TARGET FUND," and together, the "TARGET FUNDS"); (ii) Managed Portfolio Series, an open-end registered investment company ("ACQUIRING ENTITY"), on behalf of two of its series portfolios, the Kensington Managed Income Fund and the Kensington Dynamic Growth Fund (each, an "ACQUIRING FUND," and together, the "ACQUIRING FUNDS," and each Target Fund and each Acquiring Fund, a "FUND"); and (iii) solely for the purposes of Sections 1.1(f), 1.1(g), 9.2, and 11.2 of this Agreement, Advisors Preferred LLC ("ADVISORS PREFERRED"), investment adviser of the Target Funds; and (iv) solely for purposes of Sections 1.1(g), 9.2, 9.3 and 11.1 of this Agreement, Kensington Asset Management, LLC ("KENSINGTON''), investment adviser of the Acquiring Funds

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the Reorganizations set forth on Exhibit A, attached hereto, of the Target Funds, pursuant to which: (i) the Acquiring Fund will acquire all of the assets, property, and goodwill of the corresponding

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Board of Trustees, Managed Portfolio Series Board of Trustees, Advisors Preferred Trust June 24, 2022 Page 2
Target Fund in exchange solely for (A) (as applicable) A Class, C Class and Institutional Class shares of the Acquiring Fund and (B) the assumption by the Acquiring Fund of all of the liabilities of the corresponding Target Fund, and (ii) the corresponding Target Fund will distribute such shares of the Acquiring Fund to shareholders of the corresponding classes of shares of the corresponding

Target Fund in redemption of all outstanding shares of the Target Fund, in connection with the liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (each such transaction, a "REORGANIZATION" and, together, the "REORGANIZATIONS"). Each Acquiring Fund is, and will immediately prior to the Closing be, a shell series, without assets (other than nominal seed capital) or liabilities, created for the purpose of acquiring the assets and liabilities of the corresponding Target Fund. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, made as of the 5th day of April 2022; (b) the Proxy Statement/Prospectus provided to shareholders of the Target Funds dated March 23, 2022; (c) certain representations concerning the Reorganizations made to us by the Acquiring Entity, on behalf of the Acquiring Funds, and the Target Entity, on behalf of the Target Funds, in letters dated June 24, 2022 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, each Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided each Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letters for the Target Funds and the Acquiring Funds, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Fund of all of the Assets of the Target Fund, as provided for in the Agreement, in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each will be “a party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund, pursuant to Section 361(a) and Section 357(a) of the Code.

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3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Target Fund in exchange solely for the assumption of the Liabilities of the Target Fund and the issuance of the Acquiring Fund shares pursuant to Section 1032(a) of the Code.

4. No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in complete liquidation of the Target Fund (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

5. The tax basis of the Assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the Reorganization pursuant to Section 362(b) of the Code.

6. The holding period of each Asset of the Target Fund in the hands of the Acquiring Fund will include the period during which such Asset was held by the Target Fund pursuant to Section 1223(2) of the Code.

7. No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund shares (including any fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8. The aggregate tax basis of the Acquiring Fund shares to be received by each shareholder of a Target Fund (including any fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9. The holding period of Acquiring Fund shares received by a shareholder of the Target Fund (including any fractional shares to which they may be entitled) will include such shareholder’s holding period of the Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

10. (x) The taxable year of the Target Fund will not end as a result of the Reorganization. For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the Target Fund, if any, described in Section 381(c) of the Code, as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and, if applicable, the Income Tax Regulations promulgated thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations on the Target Funds, the Acquiring Funds or any Target Fund shareholders with

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respect to any asset as to which any gain or loss is required to be recognized for federal income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganizations.

Our opinion is conditioned upon the performance by the Acquiring Entity, on behalf of the Acquiring Funds, and the Target Entity, on behalf of the Target Funds, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganizations or any transaction related to or contemplated by such Reorganizations (or incident thereto) or (ii) the effect, if any, of the Reorganizations on any other transaction and/or the effect, if any, of any such other transaction on the Reorganizations.

We hereby consent to the use of this opinion as an exhibit to the registration statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund shares under the Securities Act of 1933, as amended, to be issued in the Reorganizations.

Very truly yours,
/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

EXHIBIT A

CHART OF REORGANIZATIONS

Managed Portfolio Series	Advisors Preferred Trust
Acquiring Fund (and share classes)	(and share classes)
Kensington Managed Income Fund	Kensington Managed Income Fund
A Class	A Class
C Class	C Class
Institutional Class	Institutional Class
Kensington Dynamic Growth Fund	Kensington Dynamic Growth Fund
A Class	A Class
C Class	C Class
Institutional Class	Institutional Class
Exhibit A, Page 1